[Joseph B. Glass CPA, PC Letterhead]


To the Board of Directors
AutoTradeCenter.com, Inc.

I consent to the incorporation by reference in the registration statement on Form S-1 of AutoTradeCenter.com, Inc. of my report dated February 22, 2000 relating to the balance sheet of NDSCo.xom, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (October 22, 1999) to December 31, 1999.


/s/ Joseph B. Glass CPA, PC

Salt Lake City, UT
February 22, 2001